SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 15

Certification and Notice of Termination of Registration under Section

12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13

and 15(d) of the Securities Exchange Act of 1934

Commission File Number: 0-21367

Data Translation, Inc.

(Exact Name of Registrant as Specified in its Charter)

100 Locke Drive, Marlborough, MA 01752

(508) 481-3700

(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Common Stock, $0.01 par value

(Title of Each Class of Securities Covered by this Form)

None

(Titles of All Other Classes for Which a Duty to File Reports Under

Section 13(a) or 15(d) Remains)

Please place an X in the box(es) to designate the appropriate rule provisions relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i) Rule 12g-4(a)(1)(ii) Rule 12g-4(a)(2)(i) Rule 12g-4(a)(2)(ii)	☒ ☐ ☐ ☐	Rule 12h-3(b)(1)(i) Rule 12h-3(b)(1)(ii) Rule 12h-3(b)(2)(i) Rule 12h-3(b)(2)(ii) Rule 15d-6	☒ ☐ ☐ ☐ ☐

Approximate number of holders of record as of the certification or notice date: 154

Pursuant to the requirements of the Securities Exchange Act of 1934, Data Translation, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: April 21, 2003	By:	/s/ MICHAEL A. DIPOTO
Michael A. DiPoto Chief Financial Officer